Exhibit 99.1

Contacts

V.I. Technologies, Inc. (Vitex)

John R. Barr

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Provides an Update on the Development Program for INACTINE™ Pathogen

Inactivation System for Red Blood Cells

Panacos Reports Promising Data on PA-457 in HIV Infected Patients

Vitex Signs $20 Million Financing Term Sheet

Watertown, MA (November 23, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing novel anti-infective technologies, announced today that it is temporarily suspending enrollment in the ongoing Phase III surgical study for the INACTINE pathogen inactivation system for red blood cells. The decision to suspend enrollment was made following identification of an immune response to INACTINE-treated red cells in one patient in the study during ongoing immunologic testing of all subjects enrolled in the trial. Although no clinical consequences of the immune response are apparent based on review of available data, additional patients will not be enrolled pending full evaluation. The Company has notified the FDA that it has suspended enrollment in the study and that it intends to continue discussions with FDA regarding conditions under which the trial might be continued while the Company is completing its review of all relevant data.

Vitex also reported preclinical progress on modifications to the current INACTINE process designed to reduce the likelihood of an immunologic response to treated red cells. With the help of an outside collaborator, Vitex has identified potential modifications to the INACTINE treatment process which may result in red cells with reduced immunogenicity. The modified process would use the same equipment and disposables, including cell washing, as the current process, thus helping to preserve the significant investment Vitex has made to date in the formulation of the current process. Cell washing is used to remove INACTINE at the completion of the red cell treatment process and has been demonstrated in pre-clinical studies to also remove deleterious plasma proteins and prions, the agent thought to cause Mad Cow disease. Vitex believes that with further testing and development, and FDA concurrence, the revised process could be ready for clinical trials in the second half of 2005.

Separately, Panacos Pharmaceuticals, Inc. (“Panacos”) announced positive preliminary results from a proof-of-principle Phase I/II clinical trial of the Company’s lead HIV drug candidate, PA-457. In that study, PA-457 was administered as a single oral dose to HIV-infected patients who were not on other therapy, to determine the pharmacokinetics and antiviral effect of the compound. A significant reduction in viral load from baseline, of up to approximately 0.7 log10, was seen in patients receiving the higher dose levels. The study has been selected for oral presentation at the 12th Conference on Retroviruses and Opportunistic Infections to be held in Boston, MA during February 2005, at which time a detailed description of the clinical trial and results will be provided. PA-457 is the first in a new class of oral HIV drugs discovered by Panacos scientists that inhibit the last stage of the virus life cycle, virus maturation. It is designed to combat drug resistance, which occurs in up to two thirds of treated HIV patients and is the leading cause of HIV treatment failure. Panacos soon expects to initiate a multi-dose Phase 2a study in HIV-infected patients with results expected in the first half of 2005.

“We are investigating the immune response observed in one patient in the Phase III trial for INACTINE red cells in an acute indication,” stated John Barr, President and CEO of Vitex. “Following review of the information, we will confer with FDA to determine the best course of action. Meanwhile, although more tests need to be done, we are encouraged by the progress of pre-clinical studies designed to reduce the likelihood of an immunologic response in patients receiving pathogen inactivated red blood cells.”

Mr. Barr further commented, “We are extremely pleased with the progress being made by Panacos in their clinical development of PA-457 including the first reported results in HIV-infected patients. We believe that these results provide strong support for the value that can be created for our shareholders in the proposed merger of Vitex and Panacos.”

Vitex reported continued progress towards its merger with Panacos. On November 22, 2004, the Company executed a term sheet with a group of investors for a $20 million financing which is anticipated to close simultaneously with the Panacos merger early in Q1 2005. Terms of the financing were not disclosed and are subject to adjustment based on the final Vitex – Panacos share exchange ratio in the merger. Vitex and Panacos are in discussions concerning certain modifications to the financial terms of the merger agreement.

Vitex will hold a conference call today at 8:30 AM (EST) to discuss the Vitex and Panacos clinical programs. Callers are invited to join the Company at (800) 905-0392 (domestic) and (785) 832-0201 (international); replay will be available for 72 hours at (888) 566-0154 (domestic) and (402) 220-9182 (international).

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in a Phase III clinical trial, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: www.vitechnologies.com.

Vitex announced in June 2004 that it had entered into a merger agreement with privately-held Panacos, a biotechnology company discovering and developing novel antiviral drugs for the treatment of HIV and other major human viral diseases. Terms of the merger were amended in November 2004, and are subject to the approval of the shareholders of Vitex and Panacos.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

Vitex plans to file a Registration Statement on Form S-4 in connection with the merger, and Vitex and Panacos expect to mail a Joint Proxy Statement/Prospectus to their stockholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available. The Registration Statement and the Joint Proxy

Statement/Prospectus will contain important information about Vitex, Panacos, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents when they are available through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov, and by calling Vitex Investor Relations at 617-926-1551.

Vitex and Panacos, and their respective directors, executive officers and certain members of management and employees may be soliciting proxies from Vitex and Panacos stockholders in favor of the adoption of the merger agreement and the transactions associated with the merger. A description of any interests that Vitex’s and Panacos’ directors and executive officers have in the merger will be available in the Joint Proxy Statement/Prospectus.